Exhibit 4.1

AMENDMENT TO FIRST SUPPLEMENTAL INDENTURE

AMENDMENT TO FIRST SUPPLEMENTAL INDENTURE, dated as of August 27, 2013 (“Amendment”), to the First Supplemental Indenture (as defined below), which supplemented the Base Indenture (as defined below), between Customers Bancorp, Inc., a Pennsylvania corporation, as issuer (the “Company”), and Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has executed and delivered to the Trustee that certain Indenture, dated as of July 30, 2013 (the “Base Indenture”) and that certain First Supplemental Indenture, dated as of July 30, 2013 (“First Supplemental Indenture” and, together with the Base Indenture and this Amendment, the “Indenture”), providing for the issuance from time to time of its unsecured senior debentures, notes or other evidences of indebtedness to be issued in one or more series (the “Securities”);

WHEREAS, the Company has duly authorized and caused to be established, pursuant to the terms of the Base Indenture and the First Supplemental Indenture, a new series of its Securities designated as its 6.375% Senior Notes due 2018 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof are set forth as provided in the Base Indenture and the First Supplemental Indenture;

WHEREAS, the Company has duly authorized and desires to cause, pursuant to the terms of the Base Indenture and this Supplemental Indenture, an additional $8,250,000 in aggregate principal amount of Notes (the “Additional Notes”) to be issued in connection with the exercise by the underwriters of their over-allotment option;

WHEREAS, the Company has requested that the Trustee execute and deliver this Amendment, and all requirements necessary to make this Amendment a valid instrument in accordance with its terms, and to make the Additional Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, and all acts and things necessary have been done and performed to make this Amendment enforceable in accordance with its terms, and the execution and delivery of this Amendment have been duly authorized in all respects.

NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Additional Notes, that the First Supplemental Indenture is hereby amended, to the extent expressed herein, as follows:

1.	Section 2.01(c) is hereby added to the First Supplemental Indenture to read as follows:

(c)           The Additional Notes issued on August 27, 2013 pursuant to the terms of this Indenture shall be in an aggregate principal amount of $8,250,000, which amount shall be set forth in the written order of the Company for the authentication and delivery of the Additional Notes by the Trustee pursuant to Sections 2.3 of the Base Indenture.

2.
The other terms and provisions of the First Supplemental Indenture shall not be affected by this Amendment, and the First Supplemental Indenture shall continue in full force and effect as amended hereby.

3.
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

4.
The Trustee makes no representation as to the validity or sufficiency of this Amendment other than as to the validity of its execution and delivery by the Trustee.  The recitals and statements herein are deemed to be those of the Company and not the Trustee.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to First Supplemental Indenture to be duly executed as of the day and year first above written.

CUSTOMERS BANCORP, INC.
By:	/s/ Jay S. Sidhu
	Name:	Jay S. Sidhu
	Title:	Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee
By:	/s/ Michael H. Wass
	Name:	Michael H. Wass
	Title:	Senior Vice President